SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
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SunGard Data Systems Inc.

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April 5, 2002

Dear Stockholder:

You are cordially invited to attend the 2002 Annual Meeting of Stockholders of SunGard Data Systems Inc., which will be held on Friday, May 10, 2002, beginning at 9:00 a.m., at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania. The official notice of the meeting, together with a proxy statement and proxy card, is enclosed. Please give this information your careful attention.

Your participation in SunGard’s affairs is important. To assure your representation at the meeting, whether or not you expect to be present, please vote your shares by telephone, Internet or mail as soon as possible. To vote by telephone or Internet at any time, please follow the instructions on the enclosed proxy card. To vote by mail, please mark, date and sign the proxy card and return it in the postage-paid envelope provided.

Your copy of SunGard’s 2001 Annual Report is also enclosed. We appreciate your interest in SunGard.

Sincerely,

James L. Mann
Chairman and
Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE, INTERNET OR MAIL. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, THEN PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS. THANK YOU.

SunGard Data Systems Inc.
1285 Drummers Lane
Wayne, Pennsylvania 19087
(610) 341-8700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 10, 2002

To Our Stockholders:

The 2002 Annual Meeting of Stockholders of SunGard Data Systems Inc. will be held at 9:00 a.m. local time, on Friday, May 10, 2002, at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania 19103, for the following purposes:

1.	To elect directors.

2.	To vote on approval of SunGard’s 2002 Equity Incentive Plan.

3.	To act upon other business as may properly come before the meeting.

Only holders of SunGard’s common stock at the close of business on March 15, 2002 are entitled to receive notice of the meeting and to vote at the meeting.

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, you are urged to vote your shares by telephone, Internet or mail. To vote by telephone or Internet at any time, please follow the instructions on the enclosed proxy card. To vote by mail, please mark, date and sign the proxy card and return it in the postage-paid envelope provided.

By Order of the Board of Directors,

Lawrence A. Gross
Senior Vice President—Legal
and General Counsel

April 5, 2002

SunGard Data Systems Inc.
1285 Drummers Lane
Wayne, Pennsylvania 19087
(610) 341-8700

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and the accompanying proxy card are being furnished to the stockholders of SunGard Data Systems Inc. in connection with the solicitation of proxies on behalf of the Board of Directors of SunGard for use in voting at the 2002 Annual Meeting of Stockholders to be held at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania 19103, on Friday, May 10, 2002, at 9:00 a.m., or at any adjournment or postponement of the meeting. These proxy materials are first being mailed to stockholders on or about April 5, 2002.

Voting Rights and Outstanding Shares

Stockholders as of the close of business on March 15, 2002, the record date, are entitled to receive notice of and to vote at the 2002 Annual Meeting. On the record date, approximately 281,572,470 shares of common stock, held by approximately 6,600 stockholders of record, were outstanding and eligible to vote. The 2002 Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of SunGard’s common stock entitled to vote, is present. All shares that are present in person or represented by proxy at the meeting will be counted in determining whether a quorum is present, no matter how the shares are voted or whether they abstain from voting or are broker non-votes. A broker non-vote occurs when a broker, bank or other nominee votes on one or more matters but not on others because the nominee does not have authority to do so. Brokers who are member firms of the New York Stock Exchange and who hold shares in “street name” for customers have the authority to vote those shares with respect to certain matters (including those matters set forth in proposals one and two) if they have not received instructions from the beneficial owners. All information in this proxy statement with respect to SunGard’s common stock reflects the June 2001 two-for-one stock split.

Holders of common stock are entitled to one vote per share. The election of directors will be determined by a plurality vote, with the nine nominees receiving the most “for” votes being elected. Votes may be cast “for” each nominee or withheld. Votes that are withheld will be excluded from the vote and will have no effect except in determining whether a quorum is present. Approval of proposal two, the adoption of the 2002 Equity Incentive Plan, requires an affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. An abstention on proposal two, therefore, will have the same legal effect as an “against” vote. Broker non-votes will have no effect on either proposal.

Voting Shares By Telephone, Internet or Mail

Whether or not stockholders attend the Annual Meeting and vote in person, they should vote their shares by telephone, Internet or mail. To vote by telephone or Internet 24 hours a day, seven days a week, follow the instructions on the enclosed proxy card. To vote by mail, mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided. If shares are held through a broker, bank or other nominee, stockholders will receive separate instructions from the nominee describing how to vote the shares. Shares held in a savings plan or shares currently unexchanged in connection with acquisitions may be voted only by mail.

Voting by Proxy; Revocability of Proxies

Proxies will be voted as directed on the proxies if they are properly submitted and not revoked. Any proxy not directing to the contrary will be voted “for” the election of all of the named nominees as directors and “for” approval of proposal two. Any stockholder who submits a proxy by mail may revoke it at any time before it is voted by delivering a proxy bearing a later date or a written notice of revocation to the Secretary of SunGard at SunGard’s headquarters or at the meeting. Any stockholder who submits a proxy by telephone or the Internet may revoke it by voting again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote will be revoked.

Solicitation

SunGard will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by directors, officers or employees of SunGard without additional compensation. In addition, D. F. King & Co., Inc. will provide solicitation services to SunGard for a fee of approximately $5,500 plus out-of-pocket expenses. SunGard will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nine directors are to be elected at the 2002 Annual Meeting to serve for one-year terms until the 2003 Annual Meeting and until their respective successors are elected and qualified. All of the nominees currently are serving as directors of SunGard. SunGard knows of no reason why any nominee would be unable to serve as a director. Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee should for any reason become unable to serve, then all valid proxies will be voted for the election of a substitute nominee designated by the Board of Directors, or the Board may reduce the number of directors to eliminate the vacancy.

The following information about SunGard’s nominees for election as directors is based, in part, upon information furnished by the nominees.

Nominee and Current Positions with SunGard	Age	Principal Occupations and Directorships of Other Public Companies
Gregory S. Bentley Director (since 1991) Member, Audit Committee	46
Chief Executive Officer (since September 2000), President and Chairman of the Board (since 1995) and Vice President (1991 to 1995), Bentley Systems, Inc., Exton, PA (engineering software company); President (1983 to 1991), SunGard Systems International Inc., a subsidiary of SunGard, since 1987.

Michael C. Brooks Director (since 1985) Chairman, Compensation Committee Member, Executive Committee	57	General Partner (since May 2000), Venrock Associates, New York, NY (venture capital firm); General Partner (1985 to April 2000), J. H. Whitney & Co., Stamford, CT (venture capital firm).

Cristóbal Conde Director (since 1999) President and Chief Operating Officer	42
President (since February 2000) and Chief Operating Officer (since 1999), SunGard; Executive Vice President (1998 to 1999), SunGard; Chief Executive Officer, SunGard Trading Systems Group (1991 to 1998).

Ramon de Oliveira Director (since October 2001) Member, Audit Committee (since March 2002)	47
Managing Partner (since December 2001), Logan Pass Partners, LLC, New York, NY (strategic advisory and investment firm); Head of Investment Management & Private Banking businesses (from 1997 to August 2001) and various senior executive positions (1977 to 1997), J.P. Morgan Chase & Co., (formerly J.P. Morgan & Co.), New York, NY (investment banking firm).

Henry C. Duques Director (since June 2001) Member, Compensation Committee (since March 2002)	58
Chairman of the Board (since 1992) and Chief Executive Officer (1992 to December 2001), First Data Corporation, Greenwood Village, CO (electronic commerce and payment services company). Director of CheckFree Corporation and Unisys Corporation.

Albert A. Eisenstat Director (since 1991) Member, Compensation Committee	71
Director of public companies and private investor (since 1993); various senior executive positions (1980 to 1993), Apple Computer, Inc., Cupertino, CA (computer/software company). Director of all funds in the Benham Mutual Fund Group and Business Objects, S.A.

Bernard Goldstein Director (since 1994) Member, Compensation Committee	71	Director (since 1997) and Managing Director (1979 to 1996), Broadview International LLC, Fort Lee, NJ (investment banking firm). Director of Allscripts Healthcare Solutions, Inc. and SPSS, Inc.

James L. Mann Director (since 1983) Chairman, Executive Committee Chairman of the Board and Chief Executive Officer	67	Chairman of the Board (since 1987) and Chief Executive Officer (since 1986), SunGard; President (1986 to February 2000) and Chief Operating Officer (1983 to 1985), SunGard. Director of T-Netix, Inc.

Malcolm I. Ruddock Director (since 1983) Chairman, Audit Committee Member, Executive Committee	59	Retired; Treasurer (1989-2000), Director of Finance (1988 to 1989) and Director of Acquisitions and Divestments (1979 to 1988), Sunoco, Inc., Philadelphia, PA (independent refiner and marketer).

Retiring Directors

Michael Roth and Lawrence J. Schoenberg will retire from SunGard’s Board effective May 10, 2002. To reduce the number of inside directors, Till M. Guldimann will resign from SunGard’s Board effective May 10, 2002, but continue as SunGard’s Vice Chairman. We would like to thank each of them for their service on our Board. On May 10, 2002, each of Messrs. Roth and Schoenberg will vest in 20% of the shares awarded under his 2001 restricted stock award, while the remaining balance of the award will terminate. Messrs. Roth and Schoenberg each will receive a cash retirement bonus of $200,000 in recognition of his long-term service and contributions to SunGard.

Board of Directors and Committee Meetings

During 2001, the Board of Directors held 24 meetings, the Audit Committee held six meetings, the Compensation Committee and/or its Equity Award Subcommittee held four meetings, the Executive Committee held no meetings, and a Bidding Committee established solely in connection with a potential transaction held two meetings. The Board of Directors does not have a standing Nominating Committee. During 2001, each director attended 75% or more of the total number of meetings of the Board of Directors and Committees on which he served, except for Mr. de Oliveira, who attended 67% (2 of 3) of the board meetings held following his election to the Board in October 2001. Meeting attendance averaged 92% among all directors.

The Audit Committee reviews SunGard’s accounting and financial practices and policies, financial statements, and the scope and results of SunGard’s external and internal audits. The Audit Committee also recommends to the Board of Directors the selection of SunGard’s independent public accountants and administers SunGard’s business conduct, conflict of interest and related policies. Only outside directors who are not employees of SunGard may serve on the Audit Committee, and all members of the Audit Committee are independent within the meaning of the applicable listing standards of the New York Stock Exchange. The Audit Committee has adopted a written Audit Committee Charter, which is reviewed annually.

The Compensation Committee establishes the compensation policies for executive officers of SunGard, evaluates and approves the compensation of the chief executive officer and reviews his recommendations as to the compensation of the other executive officers. The Equity Award Subcommittee of the Compensation Committee, composed of Messrs. Brooks (chairman), Duques and Eisenstat, administers SunGard’s stock option, purchase and award plans. Only outside directors who are not employees of SunGard may serve on the Compensation Committee.

The Executive Committee reviews certain aspects of transactions and policies that have been generally approved by the Board of Directors. The Executive Committee also is authorized to exercise the powers of the Board of Directors during the intervals between Board meetings, except those powers that are prohibited by law from being delegated.

Director Compensation

Directors who are employees of SunGard do not receive additional compensation for serving on the Board of Directors or Committees. Each outside director, except as noted below, receives an annual fee of $15,000, fees of $2,000 for each quarterly meeting of the Board of Directors attended and $1,000 for each other Board meeting attended, and reimbursement of applicable travel and other expenses. In addition, each outside director Committee chairman of the Audit Committee and Compensation Committee receives an annual fee of $5,000 and $2,000, respectively, and each outside director Committee member receives fees of $1,000 for each Committee meeting attended. No additional compensation is paid for service on subcommittees. Directors also may elect to receive shares of SunGard common stock in lieu of cash compensation.

Under SunGard’s Restricted Stock Award Plan for Outside Directors, restricted stock awards are automatically granted to “outside directors”—those who are not, and were not during the twelve months before election to the Board, officers or employees of SunGard. Each outside director automatically receives an initial five-year award when first elected to the Board, and automatically receives additional awards upon re-election as an outside director every fifth year thereafter. The shares awarded are subject to transfer restrictions until they vest, at the rate of 20% per year, on the dates of SunGard’s next five Annual Meetings after the date of grant. If an outside director dies or is permanently disabled, or if a change in control of SunGard occurs, then all remaining unvested shares immediately vest. If an outside director’s directorship terminates for any other reason, then all remaining unvested shares are forfeited. Each five-year award is equal to the result of dividing $500,000 by the closing price of SunGard’s common stock on the date of grant.

For each of Messrs. Bentley and Goldstein, the above-described outside director compensation program (with respect to both the cash and equity components) will not become effective until his current restricted stock award fully vests. Thus, each receives an annual fee of $6,000, fees of $2,000 for each quarterly meeting of the Board of Directors attended, $500 for each other Board meeting attended, $1,000 for each Committee meeting attended and reimbursement of applicable travel and other expenses.

SunGard has entered into indemnification agreements, in the form approved by the stockholders, with SunGard’s directors and officers.

Report of the Audit Committee

The Audit Committee has reviewed and discussed SunGard’s audited financial statements for the year ended December 31, 2001 with management and with representatives of PricewaterhouseCoopers LLP, SunGard’s independent accountants.

The Audit Committee has discussed with representatives of PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has received and reviewed the written disclosures and letter from PricewaterhouseCoopers required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed the independence of PricewaterhouseCoopers with representatives of the firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Au	dit Committee:
Ma	lcolm I. Ruddock, Chairman
Gr	egory S. Bentley, Member
Ra	mon de Oliveira, Member (as of 3/1/02)
Mi	chael Roth, Member
La	wrence J. Schoenberg, Member

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table contains certain information about the beneficial ownership of SunGard’s common stock as of March 15, 2002 (the record date) by each of SunGard’s directors, by each of SunGard’s executive officers named in the Summary Compensation Table below, and by all of SunGard’s directors and executive officers as a group. There is no person or group known by SunGard to beneficially own more than 5% of SunGard’s common stock as of March 15, 2002 (the record date).

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (2)
Gregory S. Bentley (director)	59,988	(3)(4)	—
Michael C. Brooks (director)	105,708	(3)	—
Cristóbal Conde (director and executive officer)	1,374,720	(5)(6)	—
Ramon de Oliveira (director)	20,067	(3)	—
Henry C. Duques (director)	17,226	(3)	—
Albert A. Eisenstat (director)	105,708	(3)	—
Bernard Goldstein (director)	126,000	(3)(7)	—
Till M. Guldimann (director and executive officer)	997,764	(5)	—
James L. Mann (director and chief executive officer)	1,596,576	(5)	—
Michael K. Muratore (executive officer)	424,421	(5)	—
David E. Robinson (executive officer)	324,971	(5)	—
Michael Roth (director)	100,008	(3)(7)	—
Malcolm I. Ruddock (director)	37,708	(3)(7)	—
Lawrence J. Schoenberg (director)	53,212	(3)	—
Richard C. Tarbox (executive officer)	184,076	(5)	—
All 20 directors and executive officers	6,946,698	(3)(4)(5)(6)(7)	2.4%

(1)
Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a broker, bank, nominee or trustee for the beneficial owner’s account, including shares held under SunGard’s Employee Stock Purchase Plan.

(2)	Unless otherwise indicated, the beneficial ownership of any named person does not exceed one percent of the outstanding shares of common stock.

(3)
Includes restricted shares that are subject to transfer restrictions and forfeiture (see Director Compensation) as follows: Mr. Bentley–16,000; Mr. Brooks–17,708; Mr. de Oliveira–19,932; Mr. Duques–17,226; Mr. Eisenstat–17,708; Mr. Goldstein–24,000; Mr. Roth–17,708; Mr. Ruddock–17,708; Mr. Schoenberg–17,708; and 165,698 restricted shares held by all directors as a group.

(4)	Includes 11,200 shares owned by trusts for Mr. Bentley’s children as to which Mr. Bentley disclaims beneficial ownership.

(5)
Includes shares which the beneficial owner has the right to acquire within 60 days after the record date by exercising stock options as follows: Mr. Conde–944,686; Mr. Guldimann–311,998; Mr. Mann–1,080,000; Mr. Muratore–154,900; Mr. Robinson–202,648; Mr. Tarbox–184,076; and all directors and executive officers as a group–3,661,084.

(6)
Includes 200,000 shares owned by Mr. Conde’s wife and 141,678 shares owned by an irrevocable trust for the benefit of Mr. Conde’s children of which Mr. Conde is not trustee. Mr. Conde has neither voting nor investment power with respect to these shares, and he disclaims beneficial ownership of these shares.

(7)	Includes shares owned by the named person’s wife, as to which the named person disclaims beneficial ownership, as follows: Mr. Goldstein—10,000; Mr. Roth—2,300; and Mr. Ruddock—6,000.

EXECUTIVE COMPENSATION

Report of the Compensation Committee and Equity Award Subcommittee

SunGard’s compensation policies for executive officers, as determined by the Compensation Committee, are to (a) provide competitive compensation packages so as to attract and retain superior executive talent, (b) link a significant portion of compensation to financial results, so as to reward successful performance, and (c) provide long-term equity compensation, so as to further align the interests of executive officers with those of stockholders and further reward successful performance. The principal components of SunGard’s executive officer compensation program are base salary, annual cash incentive payments, and long-term incentive awards that are based upon financial performance over a specified performance period.

Cash Compensation.    The primary factor used to set cash compensation for SunGard’s executive officers is an analysis of competitive executive compensation based upon general business compensation surveys as well as more specific compensation surveys of companies of comparable business, size and complexity to SunGard. An independent compensation consultant, whose services are available to the Compensation Committee, assists SunGard with this analysis of competitive compensation. Although many of the companies covered by this analysis are included in the Nasdaq Computer and Data Processing Index (see Performance Graph), the Index companies are not separately analyzed for compensation purposes, because compensation data for the Index companies as a group is not readily available to SunGard.

SunGard’s policy is to pay its executive officers at or somewhat above competitive compensation averages for comparable positions. Compensation levels for individual executive officers, however, may be more or less than competitive averages, depending upon a subjective assessment of individual factors such as the executive’s position, skills, achievements, tenure with SunGard and historical compensation levels. In applying the analysis of competitive compensation, SunGard focuses on total cash compensation. The split between base salary and annual cash incentive payment also is based upon that analysis, but it tends to be somewhat more influenced by individual factors such as the executive’s position and historical compensation levels. Generally, previously granted stock options and other equity awards are not considered in setting cash compensation levels.

The performance goals for executive officers’ 2001 annual cash incentive plans were set at the beginning of the year and took into account SunGard’s overall financial goals for 2001. For all executive officers, the incentive payments depended either upon the rate of increase in SunGard’s earnings per share over the previous year, or upon the budgeted operating income of the businesses that report to the officer. For one executive officer, there was an additional incentive payment based upon a performance goal specific to his function.

On average, total cash compensation at targeted goals for executive officers increased by 19% in 2001, and incentive payments at targeted goals constituted 50% of total cash compensation. Based upon actual 2001 results, all executive officers except one met or exceeded their minimum targeted goals, and some met or exceeded their maximum targeted goals.

Equity Compensation.    SunGard provides equity compensation to its executive officers principally through a long-term incentive award program, supplemented by occasional grants of ordinary options that vest ratably over four or five years. Eligible executives currently receive performance accelerated stock options (“PASOs”) once a year. Each PASO granted before 2002 was based upon a three-year performance period. Beginning in 2002, the performance period of each PASO will be one year. Each PASO has a term of about ten years beginning on the date of grant. Shares vest under a PASO nine and one-half years after the date of grant, except that vesting may be accelerated in part or in full at the end of the third year to the extent that the stated financial performance goals are met. If the performance goals are exceeded, then the recipient receives additional cash compensation.

The number of option shares granted to each participant under a PASO is determined on the basis of an analysis of competitive equity compensation programs, similar to the analysis described above with respect to cash compensation, and is subject to subjective adjustments based upon individual factors. The financial performance goals for each PASO are based upon the cumulative growth, during the performance period covered by the PASO, in the operating income or earnings of the businesses managed by the participant, with the growth targets for all PASOs, taken together, being consistent with SunGard’s overall growth objectives. All executive officers participate in SunGard’s long-term incentive award program, excluding Mr. Mann and, beginning in 2001, Mr. Conde. In addition, group chief executive officers, business unit presidents and certain other key executives of SunGard participate in SunGard’s PASO program.

The Equity Award Subcommittee of the Compensation Committee has the authority to approve all grants of stock options and other equity awards. Accordingly, the Equity Award Subcommittee administers SunGard’s long-term incentive award program by approving, among other things, who will participate and the number of option shares that will be subject to each PASO. Outside the scope of the long-term incentive award program, stock options or other equity compensation also may be awarded from time to time, at the discretion of the Equity Award Subcommittee, to executive officers and other key employees when they are hired, are promoted or join SunGard via acquisition, or under other circumstances approved by the Equity Award Subcommittee in accordance with SunGard’s equity incentive plans.

In evaluating the share levels for SunGard’s PASO program, ordinary options and other equity awards, the Equity Award Subcommittee takes into account SunGard’s total “overhang,” which equals (a) the number of shares of common stock subject to outstanding stock options and awards plus the number of shares of common stock available for future stock options and awards, divided by (b) the number of total outstanding shares of common stock plus the number of shares of common stock described in clause (a), expressed as a percentage. As of December 31, 2001, SunGard’s total overhang was 12%.

Chief Executive Officer’s Compensation.    Mr. Mann’s base salary for 2001 was $737,000, an increase of $41,000 or 5.9% over his 2000 base salary. Mr. Mann’s 2001 cash incentive payment depended solely upon the rate of increase in SunGard’s earnings per share. If SunGard’s 2001 earnings per share had increased by 15%, then Mr. Mann’s 2001 incentive payment would have been $573,000, yielding total cash compensation at approximately the 60th percentile of competitive compensation levels based upon SunGard’s analysis. SunGard’s actual 2001 diluted net income per share, excluding merger costs and other one-time items, grew by 11% over comparable 2000 diluted net income per share, yielding an incentive payment to Mr. Mann of $429,750.

After considering an analysis of competitive equity compensation for Mr. Mann’s position, as well as Mr. Mann’s achievements and tenure with SunGard, the Equity Award Subcommittee authorized, in May 2001, the issuance of options to Mr. Mann to purchase 200,000 shares of SunGard’s common stock, at an exercise price equal to the market value on the date of grant, vesting ratably over four years.

Deductibility of Certain Compensation.    Section 162(m) of the Internal Revenue Code (the “Code”) denies a deduction for certain compensation exceeding $1,000,000 paid to the chief executive officer and four other highest paid executive officers, excluding (among other things) certain performance-based compensation. The Compensation Committee has attempted to structure performance-based awards to executive officers under equity plans in a manner that satisfies Section 162(m). The Compensation Committee also intends to consider whether it is in the best interest of SunGard to structure cash incentive payments to be deductible under Section 162(m). Notwithstanding the efforts of SunGard in this area, no assurance can be given that compensation intended by SunGard to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Compensation Committee:	Equity Award Subcommittee:
Michael C. Brooks, Chairman	Michael C. Brooks, Chairman
Henry C. Duques, Member (as of 3/1/02)	Henry C. Duques, Member (as of 3/1/02)
Albert A. Eisenstat, Member	Albert A. Eisenstat, Member
Bernard Goldstein, Member

Summary Compensation Table

The following table contains certain information about compensation earned during the last three fiscal years by SunGard’s chief executive officer and four other executive officers who were the most highly compensated during the most recent fiscal year. SunGard’s fiscal year is the calendar year.

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation		All Other Compensation ($)(4)
		Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Awards(2)	Payouts(3)
					Securities Underlying Options/SARs (#)	Long-Term Incentive Plans ($)
JAMES L. MANN	2001	737,000	429,750	2,355	200,000	—	6,800
Chairman of the Board and	2000	696,000	747,333	8,171	400,000	—	6,800
Chief Executive Officer	1999	640,000	650,000	6,413	—	—	6,400
CRISTÓBAL CONDE	2001	553,000	322,263	9,104	500,000	—	6,800
Director, President and	2000	500,000	463,333	3,417	609,100	2,193	6,800
Chief Operating Officer	1999	432,934	170,278	—	634,000	49,763	6,400
MICHAEL K. MURATORE	2001	347,000	352,114	6,000	143,000	378,763	6,800
Executive Vice President	2000	320,000	1,085,088	4,774	217,000	432,828	6,800
	1999	264,000	1,500,878	8,570	111,000	445,998	6,400
DAVID E. ROBINSON	2001	329,000	447,294	5,579	127,700	39,590	6,800
Executive Vice President	2000	300,000	424,947	9,002	200,000	302,654	6,800
	1999	258,417	279,120	14,750	114,300	455,100	6,400
RICHARD C. TARBOX	2001	332,000	519,402	8,152	88,600	—	6,800
Senior Vice President	2000	299,000	264,975	9,407	115,700	2,975	6,800
	1999	236,000	413,365	7,382	90,500	119,062	6,400

(1)
Consists of amounts reimbursed in connection with the payment of taxes. The cost of perquisites is not disclosed for any executive officer named in the table because the disclosure threshold (the lower of $50,000 or 10% of salary plus bonus) was not reached.

(2)
Of the 2001 options reflected in the table, 359,300 shares are PASOs (see Report of the Compensation Committee and Equity Award Subcommittee and also Option Grant Table) and 700,000 shares are ordinary non-PASO stock options that vest ratably over four or five years. Of the 2000 options reflected in the table, 521,800 shares are PASOs and 1,020,000 shares are ordinary non-PASO stock options that vest ratably over five years. Of the 1999 options reflected in the table, 269,800 shares are PASOs and 680,000 shares are ordinary non-PASO stock options that vest ratably over five years. Upon termination of employment, only vested stock option shares may be purchased. With respect to ordinary options, upon a change in control of SunGard, all unvested stock options vest six months later or upon an earlier involuntary termination of employment without cause. With respect to PASOs, upon a change in control of SunGard during a three-year performance period, a prorated percentage of the unvested PASOs vest six months later or upon an earlier involuntary termination of employment without cause. Upon a change in control of SunGard after a three-year performance period, there is no acceleration of PASO shares.

(3)
The 2001 and 2000 payouts are cash payments made under PASOs granted in 1999 and 1998, respectively, and were earned as the result of exceeding performance goals for the three-year performance periods of 1999 through 2001 and 1998 through 2000, respectively.

Before 1998, SunGard did not grant PASOs, but instead granted long-term incentive plan (“LTIP”) awards under which options could be earned based upon the achievement of financial performance goals over a three-year period. While PASOs are granted at the beginning of the three-year performance period and are subject to long-term vesting, options earned as payouts under the previous LTIP awards were granted at the end of the three-year performance period and were fully vested when granted (and exercisable six months later). The value of each LTIP payout equals the difference between the market value of the option shares on the date earned and the exercise price of the option shares. The 1999 payouts were made under LTIP awards granted in 1997 and consisted of nonqualified stock options, earned as of December 31, 1999 and granted on January 3, 2000, for the following numbers of shares and at the following exercise prices: 25,684 shares at $9.9375 per share for Mr. Conde; 39,200 shares at $0.4975 per share for Mr. Muratore; 40,000 shares at $0.4975 per share for Mr. Robinson; and 47,200 shares at $9.3525 per share for Mr. Tarbox.

(4)	Consists of contributions by SunGard to a defined contribution retirement plan.

Option Grant Table

The following table contains, for each of SunGard’s executive officers named in the Summary Compensation Table, (a) the number of shares of SunGard’s common stock underlying options granted during 2001, (b) the percentage that those options represent of total options granted to employees during 2001, (c) the exercise price per share, which equals the market value on the date of grant, (d) the expiration date, and (e) the potential realizable value, assuming 5% and 10% annual rates of appreciation (compounded annually) in the market value of SunGard’s common stock throughout the option term.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
James L. Mann	200,000	1.9%	28.235	05/16/11	3,551,368	8,999,864
Cristóbal Conde	300,000 200,000	2.8% 1.9%	28.500 28.235	03/07/11 05/16/11	5,377,049 3,551,368	13,626,498 8,999,864
Michael K. Muratore	143,000	1.3%	28.500	03/07/11	2,563,060	6,495,297
David E. Robinson	127,700	1.2%	28.500	03/07/11	2,288,831	5,800,346
Richard C. Tarbox	88,600	0.8%	28.500	03/07/11	1,588,022	4,024,359

(1)
The actual value, if any, which an option holder may realize will depend upon the amount by which the actual market value on the date of exercise exceeds the exercise price and also on the option holder’s continued employment through the vesting period. The actual value to be realized by the option holder may be more or less than the potential realizable values stated in this table.

(2)
The option grants listed in the table for Messrs. Muratore, Robinson and Tarbox are PASOs (see Report of the Compensation Committee and Equity Award Subcommittee). These PASOs will not vest until September 2, 2010, except that vesting may accelerate in part or in full on December 31, 2003 to the extent that stated financial performance goals are satisfied for the three-year performance period of 2001 through 2003. The other options listed in the table are ordinary non-PASO options that are exercisable and vest over four or five years in equal increments beginning one year after the date of grant.

Aggregated Option Exercises and Year-End Option Value Table

The following table contains, for each of SunGard’s executive officers named in the Summary Compensation Table, (a) the number of shares of SunGard’s common stock acquired upon the exercise of options during 2001, (b) the value realized as a result of those exercises (based upon either the closing price on the date of exercise if option shares were exercised and held or the actual sale price of option shares simultaneously exercised and sold less the option exercise price), (c) the number of shares of SunGard’s common stock underlying unexercised options held on December 31, 2001, and (d) the value of in-the-money options held on December 31, 2001, based upon the last sale price on December 31, 2001, of $28.93 per share of common stock.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Year-End (#)		Value of Unexercised In-The-Money Options at Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James L. Mann	250,000	6,555,000	1,030,000	520,000	21,975,163	3,593,153
Cristóbal Conde	—	—	737,237	1,557,247	12,558,921	14,060,368
Michael K. Muratore	159,400	4,127,896	212,252	370,648	2,897,452	2,601,448
David E. Robinson	13,752	272,065	182,200	347,548	2,745,092	2,353,821
Richard C. Tarbox	—	—	164,184	303,816	2,770,258	2,783,191

Certain Transactions with Management

Mr. Mann, a director and chief executive officer of SunGard, owns Hawk Flight, Inc., which operates a charter Learjet business. The services of Hawk Flight, Inc. are used by SunGard for business travel by Mr. Mann and other SunGard executives at arms-length terms approved by the disinterested members of the Board of Directors. During 2001, SunGard paid approximately $104,460 to Hawk Flight, Inc. for business travel by SunGard executives.

Mr. Goldstein, a director of SunGard, is a Director of Broadview International LLC, an investment banking firm engaged by SunGard in connection with acquisitions. During 2001, SunGard paid to Broadview International LLC an annual retainer of $30,000, fees of $4,125,000 in connection with SunGard’s November 2001 acquisition of the availability solutions business of Comdisco, Inc., and approximately $5,000 in reimbursable expenses.

Compensation Committee Interlocks and Insider Participation

Messrs. Brooks, Eisenstat and Goldstein have served on the Compensation Committee since 1994, and Mr. Duques has served on the Compensation Committee since March 2002. No person who served as a member of SunGard’s Compensation Committee during 2001 was a current or former officer or employee of SunGard. Mr. Goldstein, a member of SunGard’s Compensation Committee, is a Director of Broadview International LLC, an investment banking firm engaged by SunGard in connection with acquisitions (see Certain Transactions with Management). During 2001, SunGard had no compensation committee “interlocks”—meaning that it was not the case that an executive officer of SunGard served as a director or member of the compensation committee of another entity and an executive officer of the other entity served as a director or member of the Compensation Committee of SunGard.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires SunGard’s directors and officers (and possibly other persons) to file reports about their beneficial ownership of SunGard’s common stock. Based solely upon a review of the copies of these reports that are furnished to SunGard by its directors and officers during and for calendar year 2001, and based upon their written representations that they were not required to file any other reports for 2001, SunGard believes that none of its directors or officers failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act with respect to the year 2001.

Performance Graph

The following graph shows a comparison of the five-year cumulative total return for SunGard’s common stock, the S&P 500 Index and the Nasdaq Computer & Data Processing Index (“Nasdaq Computer Index”), assuming an investment of $100 in each on December 31, 1996. The data points used for the performance graph are listed in the chart below.

Performance Graph Data Points	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
SunGard Data Systems Inc. Common Stock	100	156	201	120	239	293
S&P 500 Index(1)	100	133	172	208	189	166
Nasdaq Computer & Data Processing Index(1)	100	123	219	482	222	179

(1)	Source: Research Data Group, Inc.

PROPOSAL TWO

APPROVAL OF SUNGARD’S 2002 EQUITY INCENTIVE PLAN

In March 2002, the Board of Directors adopted SunGard’s 2002 Equity Incentive Plan (“2002 Plan”), subject to approval by the stockholders of SunGard. The primary reason for adopting the 2002 Plan is to ensure that SunGard will be able to continue providing equity compensation to its key employees.

Purposes.    The purposes of the 2002 Plan are to promote the long-term retention of SunGard’s employees and directors (“participants”) who are in a position to make significant contributions to the success of SunGard, to further reward these participants for their contributions, to provide additional incentive to these participants to continue making similar contributions, and to further align the interests of these participants with those of SunGard’s stockholders. To achieve these purposes, the 2002 Plan permits grants of incentive stock options (“ISOs”), stock options not intended to qualify as ISOs (“nonqualified options”), restricted stock awards, unrestricted stock awards, performance accelerated stock options (“PASOs”) and other performance awards, loans and supplemental cash awards, and combinations of the foregoing (all referred to as “Awards”).

Number of Shares.    The 2002 Plan permits stock-based Awards to be granted for a total of 10,000,000 shares of SunGard’s common stock, with an aggregate limit of 2,000,000 shares for all restricted and unrestricted stock awards, and with an individual limit of 1,000,000 shares per recipient per year. These maximum numbers of shares are subject to appropriate adjustments to reflect stock splits and other changes in the capitalization of SunGard.

If the 2002 Plan is approved by the stockholders, SunGard will not grant (and has not previously granted) under its currently existing 1996, 1998 and 2000 equity incentive plans any restricted and unrestricted stock awards, including performance share awards, which are stock grants contingent upon the achievement of specified performance goals.

Had the 2002 Plan been in effect as of December 31, 2001, the number of shares then available for future stock options and awards would have increased from 3,925,000 to 13,925,000 shares, and SunGard’s total overhang (see definition in Report of the Compensation Committee and Equity Award Subcommittee) would have increased from 12.0% to 14.7%. Shares issuable under Awards that terminate unexercised, shares issuable under Awards that are payable in stock or cash but are paid in cash, and shares issued but later forfeited will be available for future Awards under the 2002 Plan.

Eligibility.    All current and future employees of SunGard and its subsidiaries and also all current and future members of the Board of Directors (numbering approximately 8,700 persons on December 31, 2001) are eligible to receive Awards under the 2002 Plan.

Administration.    The 2002 Plan is administered by the Compensation Committee or a subcommittee thereof (“Committee”), which determines, among other things and subject to certain conditions, the persons eligible to receive Awards, the persons who actually receive Awards, the type of each Award, the number of shares of common stock subject to each Award, the date of grant, exercise schedule, vesting schedule and other terms and conditions of each Award, whether to accelerate the exercise or vesting schedule or waive any other term or condition of an Award, whether to amend or cancel an Award, and the form of any instrument used under the 2002 Plan. The Committee has the right to adopt rules for the administration of the 2002 Plan, settle all controversies regarding the 2002 Plan and any Award, and construe and correct defects and omissions in the 2002 Plan and any Award. The 2002 Plan may be amended, suspended or terminated by the Board of Directors, subject to certain conditions, provided that stockholder approval will be required in order to increase the number of shares issuable under the 2002 Plan or when otherwise necessary for the 2002 Plan to continue to satisfy the requirements of certain securities and tax laws, rules and regulations. ISOs may not be granted under the 2002 Plan after February 28, 2012. The Compensation Committee may delegate all or any portion of its authority to a subcommittee consisting of at least one member (two directors when necessary to comply with federal securities or tax laws).

Stock Options.    Recipients of stock options under the 2002 Plan will have the right to purchase shares of SunGard’s common stock at an exercise price, during a period of time and on such other terms and conditions determined by the Committee. For ISOs, the exercise price must be at least 100% (110% if issued to a 10% stockholder) of fair market value on the date of grant, and the term cannot exceed ten years (five years if issued to a 10% stockholder) from the date of grant. For nonqualified options, the exercise price must be at least 100% of fair market value on the date of grant, except that (a) the exercise price of a nonqualified option may be equal to or greater than 85% of the fair market value on the date of grant, if the discount is granted in lieu of a reasonable amount of cash compensation, or (b) the exercise price of a nonqualified option granted pursuant to a performance award may be (i) 100% of fair market value determined either as of the date the performance award is granted or as of the date the nonqualified option is granted under the award, or (ii) an amount less than fair market value if the discount is granted in lieu of a reasonable amount of cash compensation as consideration for exceeding the goals set forth in the performance award. If permitted by the Committee and subject to certain conditions, an option exercise price may be paid by delivery of shares of SunGard’s common stock that have been outstanding for at least six months, or a promissory note, or a broker’s undertaking to promptly deliver the necessary funds, or by a combination of those methods. If permitted by the Committee, options may be settled by SunGard paying to the recipient, in cash or shares of common stock (valued at fair market value), an amount equal to the fair market value minus the exercise price of the option shares.

Stock Awards.    The 2002 Plan provides for restricted and unrestricted stock awards for an aggregate of up to 2,000,000 shares. Stock awards allow the recipient to acquire shares of SunGard’s common stock for their par value or any higher price determined by the Committee. In the case of restricted stock awards, the shares acquired are subject to a vesting schedule and other possible restrictions determined by the Committee. If a restricted stock award is subject to a performance award, the restrictions will apply for at least one year. In the case of unrestricted stock awards, any discount in the price below fair market value on the date of grant must be in lieu of reasonable cash compensation.

Performance Awards.    The 2002 Plan provides for performance awards entitling the recipient to receive stock options, stock awards (subject to limits specified above) or other types of Awards conditional upon achieving performance goals determined by the Committee. Performance goals may involve overall corporate performance, operating group or business unit performance, personal performance or any other category of performance determined by the Committee. Financial performance may be measured by revenue, operating income, net income, earnings per share, number of days sales outstanding in accounts receivable, productivity, return on equity, common stock price, price-earnings multiple, or other financial factors determined by the Committee. For a description of SunGard’s current PASO program, see Report of the Compensation Committee and Equity Award Subcommittee.

Other Awards.    Under the 2002 Plan, loans or supplemental cash awards may be granted to recipients of Awards to help defray taxes due as a result of the Awards. The terms and conditions of loans and supplemental cash awards, including the interest rate which may be zero, and whether any loan will be forgiven, are determined by the Committee. In connection with any Award that depends in whole or in part upon the attainment of performance goals, the Committee may grant a cash award to the participant for exceeding the performance goals set in such Award.

Termination of Employment.    Generally, upon termination of a recipient’s employment with SunGard, stock options remain exercisable for a period of three months (one year if termination is due to death or disability) to the extent that they were exercisable at the time of termination, and unvested shares under outstanding restricted stock awards vest immediately except in the case of a voluntary resignation or termination for cause (as defined in the 2002 Plan). Stock options and other Awards that are not exercisable at the time of termination automatically terminate, and payments or benefits under deferred stock awards, performance awards and supplemental cash awards that are not irrevocably due at the time of termination are forfeited.

Change in Control.    Except as otherwise provided by the Committee, upon a change in control of SunGard, all outstanding options become fully exercisable, all unvested shares under outstanding restricted stock awards vest, and all conditions on performance awards and supplemental cash awards that relate only to the passage of time and continued employment lapse, in all cases effective six months after the change in control or upon an earlier involuntary termination of employment without cause. The pre-change in control Board of Directors of SunGard may elect, however, to suspend operation of some or all of the change in control acceleration provisions. Performance goals (and any other award conditions unrelated to the passage of time or continued employment) will not lapse upon a change in control unless so provided in particular awards. For purposes of the 2002 Plan, a “change in control” means: (a) the occurrence of an event that would be required to be reported by SunGard under Item 1(a) of Form 8-K pursuant to the Exchange Act; (b) the acquisition or receipt, in any manner, by any person or any group of persons acting in concert, of direct or indirect beneficial ownership of 20% or more of the combined voting securities ordinarily having the right to vote for the election of directors of SunGard; (c) a change in the constituency of the Board of Directors of SunGard with the result that individuals (the “Incumbent Directors”) who are currently members of the Board cease for any reason to constitute at least a majority of the Board, provided that any individual who is elected to the Board subsequently and whose nomination for election was unanimously approved by the Incumbent Directors shall be considered an Incumbent Director beginning on the date of his or her election to the Board; or (d) the sale, exchange or other disposition of all or a significant portion of SunGard’s business or assets, or the execution by SunGard of a binding agreement providing for such a transaction.

Transferability.    Participants’ rights under Awards or under the 2002 Plan may not be assigned or transferred except by will or under the laws of descent and distribution. At the discretion of the Compensation Committee, the terms of an Award may permit the participant to transfer the Award to members of the participant’s family or to trusts, family partnerships, or other entities for the benefit of the participant or members of the participant’s family to the extent permitted under applicable securities laws.

Summary of Federal Income Tax Consequences.    This discussion, which is based upon federal income tax law as in effect on December 31, 2001, generally summarizes certain federal income tax consequences associated with the 2002 Plan. The tax consequences to executive officers may differ from those summarized below.

ISOs under the 2002 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the federal income tax code (the “Code”). There generally are no federal income tax consequences to the recipient or SunGard by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the recipient’s alternative minimum tax liability, if any.

If stock acquired through exercise of an ISO is held for at least two years from the date on which the ISO was granted and at least one year from the date on which the shares were transferred to the recipient upon exercise of the ISO, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the recipient disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), at the time of disposition, the recipient will realize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the recipient’s actual gain, if any, on the purchase and sale. The recipient’s additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum rate applicable to ordinary income or short-term capital gain is effectively 38.6% for 2002.

Nonqualified stock options granted under the 2002 Plan generally have the following federal income tax consequences. There are no tax consequences to the recipient or SunGard by reason of the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the recipient normally will recognize taxable ordinary income equal to the excess of the stock’s fair market value on the date of exercise over the option exercise price. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. The capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Upon the grant of an unrestricted stock award, the recipient realizes ordinary income equal to the fair market value on the date of grant minus the price paid for the shares awarded. A recipient of a restricted stock award realizes ordinary income only as the stock vests. The ordinary income realized on each vesting date equals the fair market value on that date less the price paid for those shares vesting at such time. A recipient of a restricted stock award may, however, choose or be required by the terms of the award to elect under Section 83(b) of the Code to have the ordinary income associated with all or some of the restricted shares measured and taxed on the date of purchase of those restricted shares. A recipient who makes such an election and later forfeits those restricted shares may not claim a loss for tax purposes. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon vesting (or acquisition, is so elected) of the stock. Such capital gain or loss will be long-term or short-term depending on the length of time the stock was held from the date ordinary income was measured.

The tax consequences of a performance award depend upon the nature of the underlying Award that is earned if and when the performance goals are achieved. Those tax consequences are described above. Generally, loans made under the 2002 Plan do not result in taxable income to the recipient. If the interest rate is lower than certain rates specified under the Code, however, then income may be imputed to the recipient and SunGard. Forgiveness of all or part of a loan also results in ordinary income to the recipient. The recipient of a supplemental cash award realizes ordinary income equal to the amount received.

Generally, with respect to employees, SunGard is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, whenever a recipient realizes ordinary income, a corresponding deduction is available to SunGard. Under Section 162(m) of the Code, however, SunGard will be denied a deduction for certain compensation exceeding $1,000,000 in the aggregate that is paid to its chief executive officer and four other highest paid executive officers, excluding (among other things) certain performance-based compensation (see Report of the Compensation Committee and Equity Award Subcommittee).

Future Awards.    If the 2002 Plan is approved by the stockholders, then SunGard currently plans, but has no legal obligation or commitment, to continue granting periodic options and annual PASOs, subject to approval or discontinuation by the Committee. No other options or PASOs under the 2002 Plan are currently planned, but others may be granted as determined by the Committee.

Stockholder Approval.    The reason for seeking stockholder approval of the 2002 Plan is to satisfy New York Stock Exchange listing requirements, federal income tax law requirements relating to ISOs and requirements relating to performance-based compensation, all of which include stockholder approval. If the stockholders do not approve the 2002 Plan, then the 2002 Plan will not be effective. The last sale price of SunGard’s common stock on March 15, 2002 (the record date) was $34.17 per share.

THE BOARD OF DIRECTORS OF SUNGARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL TWO.

INDEPENDENT ACCOUNTANTS

The accounting firm of PricewaterhouseCoopers LLP has acted as SunGard’s independent accountants since its inception in 1983 and has been recommended by the Audit Committee and selected by the Board of Directors to serve as SunGard’s independent accountants for 2002. PricewaterhouseCoopers’ services to SunGard for 2001 included the audit of SunGard’s annual consolidated financial statements, reviews of certain of SunGard’s income tax returns, statutory audits of certain of SunGard’s foreign subsidiaries, audits or reviews of many of SunGard’s data processing and business continuity centers, and consultation on various accounting, tax, securities and other matters.

A representative of PricewaterhouseCoopers is expected to be present at the 2002 Annual Meeting, to have the opportunity to make a statement if he desires to do so, and to be available to respond to appropriate questions.

Audit and Non-Audit Fees. The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of SunGard’s annual financial statements for 2001 and for its reviews of SunGard’s interim financial statements, and fees billed for other services rendered by PricewaterhouseCoopers for fiscal year 2001:

Audit fees (a)	$922,000
Other audit-related fees (b)	$897,000

$1,819,000

Financial information systems design and implementation (c)	$722,000

All other fees:
Fees related to tax matters	$1,038,000
Data center audit fees (SAS 70)	$734,000
All other miscellaneous professional services fees (d)	$143,000

(a)
Includes fees of $122,000 for services rendered in connection with certain broker-dealer audits and a statutory audit which were relied upon in connection with the audit of SunGard’s annual financial statements for 2001.

(b)
Consists of statutory audits ($512,000), acquisition-related accounting services ($275,000), savings plan audits ($9,000) and advice and research in connection with technical accounting issues ($101,000).

(c)	Consulting services for implementation of an upgrade in the financial processing and reporting system of one of SunGard’s business units.

(d)	Consulting services for documentation of foreign investment management compliance regulations.

The Audit Committee has determined that the rendering of non-audit services by PricewaterhouseCoopers is compatible with the maintenance of that firm’s independence in the conduct of its audit functions.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at SunGard’s 2003 Annual Meeting must be submitted by December 6, 2002 to receive consideration for inclusion in SunGard’s 2003 proxy materials. Any stockholder who intends to present a proposal at SunGard’s 2003 Annual Meeting that is not to be included in SunGard’s 2003 proxy materials should notify SunGard of such proposal by February 19, 2003. If SunGard does not receive the stockholder’s notice by that date, then management will have discretionary authority to vote all shares for which it has proxies in opposition to such proposal. Stockholders who intend to submit director nominations must do so by the close of business on the thirtieth day before the date of the 2003 Annual Meeting. Late nominations cannot be considered at the 2003 Annual Meeting. Stockholders are advised to review SunGard’s bylaws, which contain additional requirements with respect to director nominations by stockholders.

OTHER MATTERS

Other Business at 2002 Annual Meeting.    SunGard currently knows of no other business that will be presented for consideration at the 2002 Annual Meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Exchange Act, including matters that the Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

Delivery of this Proxy Statement.    The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are SunGard stockholders will be “householding” SunGard’s proxy materials unless contrary instructions have been received from the affected stockholders. The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations at SunGard Data Systems Inc., 1285 Drummers Lane, Wayne, PA 19087, or by telephone at 610-341-8002.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder's address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate proxy statement and annual report, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement and annual report at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, the Company's Investor Relations at the address or telephone number provided above.

EACH PERSON SOLICITED BY THIS PROXY STATEMENT MAY OBTAIN, WITHOUT CHARGE, A COPY OF SUNGARD’S ANNUAL REPORT ON FORM 10-K FOR 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY SENDING A WRITTEN REQUEST TO SUNGARD’S HEADQUARTERS, ATTENTION: INVESTOR RELATIONS.

By Order of the Board of Directors,

Leslie S. Brush
Secretary
April 5, 2002
Wayne, Pennsylvania

SUNGARD® DATA SYSTEMS INC.

2002 ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, MAY 10, 2002
9:00 a.m.

FOUR SEASONS HOTEL
ONE LOGAN SQUARE
PHILADELPHIA, PA 19103

SunGard® Data Systems Inc.
1285 DRUMMERS LANE, WAYNE, PA 19087                                                                                           PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Friday, May 10, 2002.

By signing this proxy or by voting by phone or Internet as instructed, you hereby appoint James L. Mann and Gregory S. Bentley, and each of them, as your attorneys and proxies, with full power of substitution, for and in your name, place and stead, to vote all shares of Common Stock of SunGard Data Systems Inc. (the “Company”) held by you as of March 15, 2002 on the matters shown on the reverse side at the Company’s 2002 Annual Meeting of Stockholders to be held on May 10, 2002 or at any postponement or adjournment of the meeting.

Both proxy agents present and acting in person or by their substitutes (or, if only one is present and acting, then that one) may exercise all of the powers conferred by this proxy. Discretionary authority is conferred by this proxy with respect to certain matters, as described in the Company’s proxy statement.

Please specify your choices by marking the appropriate boxes. If no choice is specified, the proxy will be voted “FOR” each proposal.

See reverse for voting instructions.

__________________________

COMPANY #
CONTROL #
__________________________

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-240-6326—QUICK—EASY—IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (ET) on May 9, 2002.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
•	Follow the simple instructions the voice provides you.

VOTE VIA INTERNET—http://www.eproxy.com/sds/—QUICK—EASY—IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (ET) on May 9, 2002.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to SunGard Data Systems Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

By voting by phone or Internet, you acknowledge receipt of the Company’s 2001 Annual Report to Stockholders, Notice of the Company’s 2002 Annual Meeting of Stockholders and the Company’s Proxy Statement dated April 5, 2002.

If you vote by phone or Internet, please do not mail your proxy card
Ú  Please detach here  Ú

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1. Election of	01 Gregory S. Bentley	04 Ramon de Oliveira	07 Bernard Goldstein
directors:	02 Michael C. Brooks	05 Henry C. Duques	08 James L. Mann
	03 Cristóbal Conde	06 Albert A. Eisenstat	09 Malcolm I. Ruddock

[ ] Vote FOR all nominees	[ ] Vote WITHHELD
(except as marked)	from all nominees

                                                                                                                                       ___________________________________
(Instructions: To withhold authority to vote for any indicated nominee,
write the number(s) of the nominee(s) in the box provided to the right.)            ____________________________________

2. Approval of the Company’s 2002 Equity Incentive Plan:                                     [  ]  For              [  ]  Against            [  ]   Abstain

By signing this proxy, you hereby acknowledge receipt of the Company’s 2001 Annual Report to Stockholders, Notice of the Company’s 2002 Annual Meeting of Stockholders and the Company’s Proxy Statement dated April 5, 2002.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box    [  ]  Indicate changes below:                    Date ______________________________

_______________________________________________

_______________________________________________
Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

SUNGARD® DATA SYSTEMS INC.

2002 ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, MAY 10, 2002
9:00 a.m.

FOUR SEASONS HOTEL
ONE LOGAN SQUARE
PHILADELPHIA, PA 19103

SunGard® Data Systems Inc.
1285 DRUMMERS LANE, WAYNE, PA 19087                                                                                           PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Friday, May 10, 2002.

By signing this proxy or by voting by phone or Internet as instructed, you hereby appoint James L. Mann and Gregory S. Bentley, and each of them, as your attorneys and proxies, with full power of substitution, for and in your name, place and stead, to vote all shares of Common Stock of SunGard Data Systems Inc. (the “Company”) held by you as of March 15, 2002 on the matters shown on the reverse side at the Company’s 2002 Annual Meeting of Stockholders to be held on May 10, 2002 or at any postponement or adjournment of the meeting.

Both proxy agents present and acting in person or by their substitutes (or, if only one is present and acting, then that one) may exercise all of the powers conferred by this proxy. Discretionary authority is conferred by this proxy with respect to certain matters, as described in the Company’s proxy statement.

Please specify your choices by marking the appropriate boxes. If no choice is specified, the proxy will be voted “FOR” each proposal.

See reverse for voting instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to SunGard Data Systems Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

Ú  Please detach here  Ú

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1. Election of	01 Gregory S. Bentley	04 Ramon de Oliveira	07 Bernard Goldstein
directors:	02 Michael C. Brooks	05 Henry C. Duques	08 James L. Mann
	03 Cristóbal Conde	06 Albert A. Eisenstat	09 Malcolm I. Ruddock

[ ] Vote FOR all nominees	[ ] Vote WITHHELD
(except as marked)	from all nominees

                                                                                                                                       ____________________________________
(Instructions: To withhold authority to vote for any indicated nominee,
write the number(s) of the nominee(s) in the box provided to the right.)            ____________________________________

2. Approval of the Company’s 2002 Equity Incentive Plan:                                     [  ]  For              [  ]  Against            [  ]   Abstain

By signing this proxy, you hereby acknowledge receipt of the Company’s 2001 Annual Report to Stockholders, Notice of the Company’s 2002 Annual Meeting of Stockholders and the Company’s Proxy Statement dated April 5, 2002.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box    [  ]  Indicate changes below:                    Date ______________________________

_______________________________________________

_______________________________________________
Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

4

APPENDIX

SUNGARD DATA SYSTEMS INC.
2002 EQUITY INCENTIVE PLAN

1.    Purpose

The purpose of the SunGard Data Systems Inc. 2002 Equity Incentive Plan (the “Plan”) is to promote the long-term retention of employees and directors of SunGard Data Systems Inc. (“SunGard”) or any “parent” or “subsidiary” (as those terms are defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of SunGard (collectively, the “Company”) during the time of such relationship to SunGard, to further reward these persons for their contributions to the Company’s success, to provide additional incentive to these persons to continue to make similar contributions in the future, and to further align the interests of these persons with those of SunGard’s stockholders. These purposes will be achieved by granting to such persons, in accordance with the provisions of this Plan, Options, Restricted Stock or Unrestricted Stock Awards or Performance Awards, for shares of SunGard’s common stock, $0.01 par value per share (“Common Stock”), or Loans or Supplemental Grants, or combinations thereof (“Awards”).

2.    Aggregate Number of Shares

2.1    The aggregate number of shares of Common Stock for which Awards may be granted under the Plan will be ten million (10,000,0000) shares, with (a) an individual limit of one million (1,000,000) shares per Participant (as defined in Section 3.1 below) per calendar year, and (b) an aggregate limit of two million (2,000,000) shares for all Restricted Stock and Unrestricted Stock Awards (whether issued directly or pursuant to Performance Awards), with all such maximum numbers of shares being subject to adjustment in accordance with this Section 2.1. If there is any change in the capitalization of SunGard, such as by stock dividend, stock split, combination of shares, exchange of securities, recapitalization or other event which the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of SunGard deems, in its sole discretion, to be similar circumstances, the aggregate number and/or kind of securities for which Awards may be granted under the Plan and the terms of individual Awards shall be appropriately adjusted in a manner determined by the Committee. No fractional shares of Common Stock will be delivered under the Plan. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, as the Committee may determine in its sole discretion.

2.2    Treasury shares, reacquired shares and unissued shares of Common Stock may be used for purposes of the Plan, at SunGard’s sole discretion.

2.3    Shares of Common Stock that were issuable pursuant to an Award that has terminated but with respect to which such Award had not been exercised, shares of Common Stock that are issued pursuant to an Award but that are subsequently forfeited, and shares of Common Stock that were issuable pursuant to an Award that was payable in Common Stock or cash but that was satisfied in cash, shall be available for future Awards under the Plan.

3.    Eligibility

3.1    All current and future employees, including “officers,” of the Company (“Employees”) and also all members of the Board of SunGard (“Directors”) shall be eligible to receive Awards under the Plan. No eligible Employee or Director (a “Participant”) shall have any right to receive an Award except as expressly provided in the Plan. The term “officers” means each person who is an “officer” as defined in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

3.2    The Committee shall determine the Participants who shall actually receive Awards under the Plan, except that in the case of a Participant who is also a Director, the grant of an Award shall be conditioned on the approval of a majority of the Board (excluding the Participant for purposes of determining the number of votes necessary to constitute a majority). In making such determinations, the Committee shall consider the positions and responsibilities of Participants, their past performance and contributions to the Company’s growth and expansion, the value of their services to the Company, the difficulty of finding qualified replacements, and such other factors as the Committee deems pertinent in its sole discretion.

4.    Administration

4.1    The Plan shall be administered by the Committee. The Committee may delegate all or any portion of its authority hereunder to one or more subcommittees consisting of at least one Committee member (and references in this Plan to the “Committee” shall thereafter be to the Committee or such subcommittees). The Committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the 1934 Act or any future corresponding rule, or “outside directors” within the meaning of the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provided that the failure of the Committee or of the Board for any reason to be composed solely of non-employee directors or outside directors shall not prevent an Award from being considered granted under this Plan. In addition to its other authority and subject to the provisions of the Plan, the Committee shall have the authority to determine, in its sole discretion, the Participants who shall be eligible to receive Awards, the Participants who shall actually receive Awards, the size of each Award, including the number of shares of Common Stock subject to the Award, the type or types of each Award, the date on which each Award shall be granted, the terms and conditions of each Award, whether to waive compliance by a Participant with any obligations to be performed by the Participant under an Award or waive any term or condition of an Award, whether to amend or cancel an existing Award in whole or in part (except that the Committee may not, other than as specifically authorized herein, change the exercise price of an Award or cancel an existing Award in exchange for a new Award with a lower exercise price, and may not, without the consent of the holder of an Award or unless specifically authorized by the terms of an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder), and the form or forms of instruments that are required or deemed appropriate under the Plan, including any written notices and elections required of Participants.

4.2    The Committee may adopt such rules for the administration of the Plan as it deems necessary or advisable, in its sole discretion. For all purposes of the Plan, a majority of the members of the Committee shall constitute a quorum, and the vote or written consent of a majority of the members of the Committee on a particular matter shall constitute the act of the Committee on that matter. The Committee shall have the exclusive right to construe the Plan and any Award, to settle all controversies regarding the Plan or any Award, to correct defects and omissions in the Plan and in any Award, and to take such further actions as the Committee deems necessary or advisable, in its sole discretion, to carry out the purpose and intent of the Plan. Such actions shall be final, binding and conclusive upon all parties concerned.

4.3    No member of the Committee or the Board shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the good faith exercise of any authority or discretion granted in the Plan to the Committee or the Board, or for any act or omission of any other member of the Committee or the Board.

4.4    All costs incurred in connection with the administration and operation of the Plan shall be paid by the Company. Except for the express obligations of the Company under the Plan and under Awards granted in accordance with the provisions of the Plan, the Company shall have no liability with respect to any Award, or to any Participant or any transferee of shares of Common Stock from any Participant, including, but not limited to, any tax liabilities, capital losses, or other costs or losses incurred by any Participant or any such transferee.

5.    Types of Awards

5.1    Options.

(a)    An Option is an Award entitling the recipient on exercise thereof to purchase Common Stock at a specified exercise price. Both “incentive stock options,” as defined in Section 422 of the Code (any Option intended to qualify as an incentive stock option being hereinafter referred to as an “ISO”), and Options that are not incentive stock options (“non-ISO”) may be granted under the Plan; provided however, that an ISO may only be granted to a person who is a common law employee of SunGard or a “parent corporation” or “subsidiary corporation” of SunGard as those terms are defined in subsections (e) and (f) of Section 424 of the Code ( each such “parent corporation” or “subsidiary corporation” being an “ISO-Affiliate”).

(b)    The exercise price of an Option will be determined by the Committee subject to the following:

(1) The exercise price of an ISO shall not be less than 100% (110% in the case of an ISO granted to a ten percent stockholder) of the fair market value (as defined in Section 11.8) of the Common Stock subject to the ISO, determined as of the time the ISO is granted. A “ten-percent stockholder” is any person who at the time of grant owns, directly or indirectly, or is deemed to own by reason of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of SunGard or of any of its subsidiaries.

(2) The exercise price of a non-ISO shall not be less than 100% of the fair market value of the Common Stock subject to the non-ISO, determined as of the time the non-ISO is granted, except that:

(A) the exercise price of a non-ISO may be equal to or greater than 85% of the fair market value of the Common Stock subject to the non-ISO, if the discount is granted in lieu of a reasonable amount of cash compensation; or

(B) the exercise price of a non-ISO granted pursuant to a Performance Award may be (i) 100% of the fair market value of the Common Stock subject to the non-ISO, determined either as of the time the Performance Award is granted or as of the time the non-ISO is granted pursuant to the Performance Award; or (ii) an amount less than such fair market value if the discount is granted in lieu of a reasonable amount of cash compensation as consideration for exceeding the goal(s) set forth in the Performance Award.

(3)    In no case may the exercise price paid for Common Stock which is part of an original issue of authorized Common Stock be less than the par value per share of the Common Stock.

(4)    Notwithstanding (1) and (2) above, an Option (whether an ISO or non-ISO) may be granted with an exercise price determined according to the provisions of Section 424(a) of the Code, if the grant of such Option is pursuant to a transaction described in Section 424(a) of the Code.

(c)    The period during which an Option may be exercised will be determined by the Committee, except that the period during which an ISO may be exercised will not exceed ten years (five years, in the case of an ISO granted to a ten-percent stockholder) from the day immediately preceding the date the Option was granted.

(d)    An Option will become vested and/or exercisable at such time or times, and on such terms and conditions, as the Committee may determine. The Committee may at any time accelerate the time at which all or any part of an Option becomes vested and/or exercisable. Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any documents required by the Committee and (2) payment in full in accordance with Section 5.1(e) below for the number of shares for which the Option is exercised.

(e)    Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to SunGard in accordance with guidelines established for this purpose), bank draft or money order payable to the order of SunGard or (2) if so permitted by the instrument evidencing the Option, (A) through the delivery of shares of Common Stock which have been held by the Participant for at least six months (unless the Committee expressly approves a shorter period) and which have a fair market value on the last business day preceding the date of exercise equal to the exercise price, or (B) by delivery of a promissory note of the Participant to SunGard, payable on such terms and conditions as the Committee may determine, or (C) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to SunGard sufficient funds to pay the exercise price, or (D) by any combination of the permissible forms of payment; provided, that if the Common Stock delivered upon exercise of the Option is an original issue of authorized Common Stock, at least so much of the exercise price as represents the par value of such Common Stock must be paid other than by the Participant’s promissory note.

(f)    If the market price of shares of Common Stock subject to an Option exceeds the aggregate exercise price of the Option at the time of its exercise, the Committee may cancel the Option and cause SunGard to pay in cash or in shares of Common Stock (at a price per share equal to the fair market value per share) to the person exercising the Option an amount equal to the difference between the fair market value of the Common Stock which would have been purchased pursuant to the exercise (determined on the date the Option is canceled) and the aggregate exercise price which would have been paid. The Committee may exercise its discretion to take such action only if it has received a written request from the person exercising the Option, but such a request will not be binding on the Committee.

5.2    Restricted and Unrestricted Stock.

(a)    A Restricted Stock Award entitles the recipient to acquire, for a purchase price not less than the par value, shares of Common Stock subject to the restrictions described in Section 5.2(d) below (“Restricted Stock”).

(b)    A Participant who is granted a Restricted Stock Award shall have no rights with respect to such Award unless the Participant accepts the Award by written instrument delivered or mailed to SunGard accompanied by payment in full of the specified purchase price, if any, of the shares covered by the Award. Payment may be by certified or bank check or other instrument acceptable to the Committee.

(c)    A Participant who receives Restricted Stock shall have all the rights of a stockholder with respect to such stock, including voting and dividend rights, subject to the restrictions described in paragraph (d) below and any other conditions imposed by the Committee at the time of grant. Unless the Committee otherwise determines, certificates evidencing shares of Restricted Stock will remain in the possession of the Company until such shares are free of all restrictions under the Plan.

(d)    Except as otherwise specifically provided by the Plan or the Award, Restricted Stock may not be sold, assigned, exchanged, pledged, gifted or otherwise disposed of, or transferred, and if a Participant experiences a Status Change (as defined in Section 6.1 below) for any reason, must be offered to SunGard for purchase for the amount of cash paid for such stock, or forfeited to the Company if no cash was paid. These restrictions will lapse and the shares will become unrestricted (“Unrestricted Stock”) at such time or times, and on such terms and conditions, as the Committee may determine. In the event of a Status Change, the Committee may accelerate the time at which the restrictions on all or any part of the shares will lapse.

(e)    Any Participant making, or required by an Award to make, an election under Section 83(b) of the Code with respect to Restricted Stock shall deliver to SunGard, within 10 days of the filing of such election with the Internal Revenue Service, a copy of such election.

(f)    The Committee may, at the time an Award described in this Section 5 is granted, provide that any or all of the Common Stock delivered pursuant to such Award will be Restricted Stock.

(g)    The Committee may, in its sole discretion, approve the sale to any Participant of shares of Common Stock free of restrictions under the Plan for a price which is not less than the par value of the Common Stock, provided that the value of such Award, which equals the difference between the price and the fair market value of such shares on the date of grant, is in lieu of a reasonable amount of cash compensation.

5.3    Performance Awards.    A Performance Award entitles the recipient to receive, without payment, an Award or Awards described in this Section 5 following the attainment of such performance goals, during such measurement period or periods (which must be at least one year), and on such other terms and conditions, all as the Committee may determine. Performance goals may be related to overall corporate performance, operating group or business unit performance, personal performance or such other category of performance as the Committee may determine. Financial performance may be measured by revenue, operating income, net income, earnings per share, number of days sales outstanding in accounts receivable, productivity, return on equity, common stock price, price-earnings multiple, or such other financial factors as the Committee may determine. Performance goals also may be included as terms and conditions of other types of Awards.

5.4    Loans and Supplemental Grants.

(a)    The Company may make a loan to a Participant (“Loan”), either in connection with the purchase of Common Stock under the Award or the payment of any Federal, state and local income tax with respect to income recognized as a result of the Award. The Committee shall have the authority, in its sole discretion, to determine whether to make a Loan, the amount, terms and conditions of the Loan, including the interest rate (which may be zero), whether the Loan is to be secured or unsecured or with or without recourse against the borrower, the terms on which the Loan is to be repaid, and the terms and conditions, if any, under which the Loan may be forgiven. In no event shall any Loan have a term (including extensions) in excess of ten years.

(b)    In connection with any Award, the Committee may grant a cash award to the Participant (“Supplemental Grant”) not to exceed an amount equal to (1) the amount of any Federal, state and local income tax on ordinary income for which the Participant may be liable with respect to the Award, determined by assuming taxation at the highest marginal rate, plus (2) an additional amount on a grossed-up basis intended to make the Participant whole on an after-tax basis after discharging all the Participant’s income tax liabilities arising from all payments under this Section 5. Any payments under this Section 5.4(b) shall be made at the time the Participant incurs Federal income tax liability with respect to the Award.

(c)    In connection with any Performance Award or any Award that depends in whole or in part upon the attainment of performance goals, the Committee may grant a cash award to the Participant for exceeding the performance goals set forth in such Award.

6.    Events Affecting Outstanding Awards.

6.1    Status Change Due to Death or Disability.     If by reason of death or permanent disability (as determined by the Committee) a Participant experiences a Status

Change (a “Status Change” occurs when a Participant is both not an Employee and not a Director), the following rules shall apply, unless otherwise determined by the Committee:

(a)    All Options held by the Participant at the time of such Status Change, to the extent then exercisable, will continue to be exercisable by the Participant’s heirs, executor, administrator or other legal representative, for a period of one year after the Participant’s Status Change. After the expiration of such one-year period, all such Options shall terminate. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 6. All Options held by a Participant at the time of such Status Change that are not then exercisable shall terminate upon such Status Change.

(b)    All Restricted Stock held by the Participant at the time of such Status Change shall immediately become free of all restrictions and conditions.

(c)    Any payment or benefit under a Performance Award or Supplemental Grant to which the Participant was not irrevocably entitled at the time of such Status Change shall be forfeited and the Award canceled as of the time of such Status Change.

6.2    Status Change Not Due to Death or Disability.    If a Participant experiences a Status Change other than by reason of death or permanent disability (as determined by the Committee), the following rules shall apply, unless otherwise determined by the Committee at the time of grant of an Award:

(a)    All Options held by the Participant at the time of such Status Change, to the extent then exercisable, will continue to be exercisable by the Participant for a period of three months after the Participant’s Status Change, provided that no Option shall terminate earlier than three months after the date the Option first becomes exercisable. After the expiration of such period, such Options shall terminate. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 6. All Options held by a Participant at the time of such Status Change that are not then exercisable shall terminate upon such Status Change.

(b)    All Restricted Stock held by the Participant at the time of such Status Change shall immediately become free of all restrictions and conditions, unless such Status Change results from a voluntary resignation or termination for Cause (as defined in Section 6.2(d)), in which event all Restricted Stock held by the Participant at the time of the Status Change shall be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock shall be so transferred without any further action by the Participant) in accordance with Section 5.2 above.

(c)    Any payment or benefit under a Performance Award or Supplemental Grant to which the Participant was not irrevocably entitled at the time of such Status Change shall be forfeited and the Award canceled as of the date of such Status Change.

(d)    In the case of a Participant who is an Officer or Director, a Status Change made by the Company shall be for “Cause” only if: (1) at least 75% of the members of the Board determined that such Participant (A) was guilty of gross negligence or willful misconduct in the performance of his or her duties for the Company, or (B) breached or violated, in a material respect, any agreement between such Participant and the Company or any of the Company’s policy statements regarding conflicts-of-interest, insider trading or confidentiality, or (C) committed a material act of dishonesty or breach of trust; (2) such determination was made at a duly convened meeting of the Board with respect to which the Participant received at least 10 days prior written notice and had a reasonable opportunity to make a statement and answer the allegations against him or her; and (3) either (A) such Participant was given a reasonable opportunity to take remedial action but failed or refused to do so, or (B) at least 75% of the members of the Board also determined, at such meeting, that an opportunity to take remedial action would not have been meaningful under the circumstances.

(e)    For all purposes of this Section 6.2 and Section 6.3: (1) if a Participant is an Employee (and not also a Director) of a subsidiary of SunGard and such subsidiary ceases to be a subsidiary of SunGard, then the Participant will be deemed to have experienced a Status Change made by the Company without Cause; (2) a Participant will not be deemed to have experienced a Status Change if the Participant is transferred from SunGard to a subsidiary of SunGard, or vice versa, or from one subsidiary of SunGard to another; and (3) if a Participant who is an Employee, but not also a Director, terminates his or her employment with the Company following a reduction in his or her rate of compensation, then the Participant’s Status Change will be deemed to have been made by the Company without Cause.

6.3    Change in Control.

(a)     In the event of a Change in Control (as defined in Section 6.3(b)), the following rules will apply, unless otherwise expressly provided by the Committee at the time of the grant of an Award or unless otherwise determined by the Board in accordance with Section 6.3(c):

(1) Each outstanding Option shall automatically become exercisable in full six months after the occurrence of such Change in Control or, if sooner, upon a termination by the Company of the Participant’s employment with or service to the Company for any reason other than for Cause (as defined in Section 6.2(d)). This provision shall not prevent an Option from becoming exercisable sooner as to Common Stock or cash that would otherwise have become available under such Option or Right during such period.

(2) Each outstanding share of Restricted Stock shall automatically become free of all restrictions and conditions six months after the occurrence of such Change in Control or, if sooner, upon a termination by the Company of the Participant’s employment with or service to the Company for any reason other than for Cause (as defined in Section 6.2(d)). This provision shall not prevent the earlier lapse of any restrictions or conditions on Restricted Stock that would otherwise have lapsed during such period.

(3) Conditions on Performance Awards and Supplemental Grants which relate only to the passage of time and continued employment shall automatically terminate six months after the occurrence of such Change in Control or, if sooner, upon a termination by the Company of the Participant’s employment with or service to the Company for any reason other than for Cause (as defined in Section 6.2(d)). This provision shall not prevent the earlier lapse of any conditions relating to the passage of time and continued employment that would otherwise have lapsed during such period. Performance or other conditions (other than conditions relating only to the passage of time and continued employment) shall continue to apply unless otherwise provided in the instrument evidencing the Awards or in any other agreement between the Participant and the Company or unless otherwise agreed to by the Committee.

(b)    A “Change in Control” means: (1) the occurrence of an event that would, if known to SunGard’s management, be required to be reported by SunGard under Item l(a) of Form 8-K pursuant to the 1934 Act; or (2) the acquisition or receipt, in any manner, by any person (as defined for purposes of the 1934 Act) or any group of persons acting in concert, of direct or indirect beneficial ownership (as defined for purposes of the 1934 Act) of 20% or more of the combined voting securities ordinarily having the right to vote for the election of directors of SunGard; or (3) a change in the constituency of the Board with the result that individuals (the “Incumbent Directors”) who are members of the Board on the Effective Date (as specified in Section 9) cease for any reason to constitute at least a majority of the Board, provided that any individual who is elected to the Board after the Effective Date and whose nomination for election was unanimously approved by the Incumbent Directors shall be considered an Incumbent Director beginning on the date of his or her election to the Board; or (4) the sale, exchange or other disposition of all or a significant portion of the Company’s business or assets, or the execution by the Company of a binding agreement providing for such a transaction.

(c)    The provisions of Section 6.3(a) shall not apply to the extent expressly determined by at least 75% of the Incumbent Directors at a duly convened meeting of the Board held before the occurrence of a Change in Control.

6.4    Change from Employee of SunGard or ISO-Affiliate.    If an Employee of SunGard or an ISO-Affiliate becomes instead an Employee of the Company (other than of SunGard or another ISO-Affiliate), or ceases to be an Employee entirely, any ISO held by such Employee shall cease to be an ISO to the extent not exercised within the three months following termination of service as an Employee of SunGard or the ISO-Affiliate.

7.    Grant and Acceptance of Awards

7.1    The Committee’s approval of a grant of an Award under the Plan, including the names of Participants and the size of the Award, including the number of shares of Common Stock subject to the Award, shall be reflected in minutes of meetings held by the Committee or the Board or in written consents signed by members of the Committee or the Board. Once approved by the Committee, each Award shall be evidenced by such written instrument, containing such terms as are required by the Plan and such other terms, consistent with the provisions of the Plan, as may be approved from time to time by the Committee.

7.2    Each instrument may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which shall evidence agreement to the terms thereof. The receipt of an Award shall not impose any obligation on the Participant to accept the Award.

7.3    Except as specifically provided by the Plan or the instrument evidencing an Award, a Participant shall not become a stockholder of SunGard until (i) the Participant makes any required payments in respect of the Common Stock issued or issuable pursuant to the Award, (ii) the Participant furnishes SunGard with any required agreements, certificates, letters or other instruments, and (iii) the Participant actually receives the shares of Common Stock. Subject to any terms and conditions imposed by the Plan or the instrument evidencing an Award, upon the occurrence of all of the conditions set forth in the immediately preceding sentence, a Participant shall have all rights of a stockholder with respect to shares of Common Stock, including, but not limited to, the right to vote such shares and to receive dividends and other distributions paid with respect to such shares. The Committee may, upon such conditions as it deems appropriate, provide that a Participant will receive a benefit in lieu of cash dividends that would have been payable on any and all Common Stock subject to the Participant’s Award, had such Common Stock been outstanding. Without limitation, the Committee may provide for payment to the Participant of amounts representing such dividends, either currently or in the future, or for the investment of such amounts on behalf of the Participant.

7.4    Notwithstanding any other provision of the Plan, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove any restriction from shares of Common Stock previously delivered under the Plan (a) until all conditions to the Award have been satisfied or removed, (b) until, in the opinion of SunGard’s General Counsel, all applicable Federal and state laws and regulations have been complied with, (c) if the outstanding Common Stock is at the time listed on any stock exchange or included for quotation on an inter-dealer system, until the shares to be delivered have been listed or included or authorized to be listed or included on such exchange or system upon official notice of notice of issuance, (d) if it might cause SunGard to issue or sell more shares of Common Stock than SunGard is then legally entitled to issue or sell, and (e) until all other legal matters in connection with the issuance and delivery of such shares have been approved by SunGard’s General Counsel. If the sale of Common Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of an Award, such representations or agreements as SunGard’s General Counsel may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Common Stock bear an appropriate legend restricting transfer. If an Award is exercised by the Participant’s legal representative, the Company shall be under no obligation to deliver Common Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

8.    Tax Withholding

The Company shall withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all Federal, state and local withholding tax requirements (the “withholding requirements”). In the case of an Award pursuant to which Common Stock may be delivered, the Committee shall have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Common Stock. If and to the extent that such withholding is required, the

Committee may permit a Participant to elect at such time and in such manner as the Committee may determine to have the Company hold back from the shares of Common Stock to be delivered, or to deliver to the Company, Common Stock having a value calculated to satisfy the minimum withholding requirement. If at the time an ISO is exercised, the Committee determines that the Company could be liable for withholding requirements with respect to a disposition of the Common Stock received upon exercise, the Committee may require as a condition of exercise that the person exercising the ISO agree (a) to inform the Company promptly of any disposition (within the meaning of Section 424(c) of the Code) of Common Stock received upon exercise, and (b) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

9.    Board Approval, Effective Date and Term of Plan

The Plan was adopted by the Board on March 1, 2002, subject to the approval of SunGard’s stockholders. The Plan shall be submitted to SunGard’s stockholders for approval at SunGard’s 2002 annual meeting of stockholders. If such approval is not obtained at such meeting (or at any subsequent meeting at which such approval is sought), then, at the discretion of the Board, this Plan may be re-submitted to SunGard’s stockholders for approval at any subsequent annual meeting of stockholders or at any special meeting of stockholders (including a special meeting that may be called solely for that purpose). The Plan shall not become effective unless and until it is approved by the affirmative vote of the holders of a majority of the outstanding shares of SunGard’s Common Stock represented and entitled to vote at a duly convened meeting of SunGard’s stockholders. If this Plan is so approved by SunGard’s stockholders, then the date of such approval shall be the effective date of this Plan (“Effective Date”). No ISO shall be granted on or after February 28, 2012.

10.    Effect, Amendment, Suspension and Termination

Neither adoption of the Plan nor the grant of Awards to a Participant will affect the Company’s right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Common Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Common Stock may be issued to Employees or other persons or entities. The Board reserves the right, at any time and from time to time, to amend the Plan in any way, or to suspend or terminate the Plan, effective as of the date specified by the Board when it takes such action, which date may be before or after the date the Board takes such action; provided that any such action shall not affect any Awards granted before the actual date on which such action is taken by the Board. Any amendment of the Plan may be submitted for the approval of SunGard’s stockholders as may be deemed necessary or desirable at the time of such amendment.

11.    Other Provisions

11.1    Nothing contained in the Plan or any Award shall confer upon any Employee or other Participant the right to continue in the employ of, or to continue to provide service to, the Company or any affiliated entity or person, or interfere in any way with the right of the Company or any affiliated entity or person to terminate the employment or service of any Employee or other Participant for any reason.

11.2    Corporate action constituting an offer by SunGard of Common Stock to any Participant under the terms of an Award shall be deemed completed as of the date of grant of the Award, regardless of when the instrument, certificate, or letter evidencing the Award is actually received or accepted by the Participant.

11.3    None of a Participant’s rights under any Award or under the Plan may be assigned or transferred in any manner other than by will or under the laws of descent and distribution. The foregoing shall not, however, restrict a Participant’s rights with respect to Unrestricted Stock or the outright transfer of cash, nor shall it restrict the ability of a Participant’s heirs, estate, beneficiaries, or personal or legal representatives to enforce the terms of the Plan with respect to Awards granted to the Participant. Notwithstanding the foregoing, at the discretion of the Committee, the terms of an Award may permit a Participant to transfer such Award to one or more members of the Participant’s family or to trusts, family partnerships, or other entities for the benefit of the Participant and/or members of the Participant’s family to the extent provided in such Award and permitted under the terms for use of Form S-8 promulgated under the Securities Act of 1933, as amended.

11.4    The Plan, and all Awards granted hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof. The headings of the Sections of the Plan are for convenience of reference only and shall not affect the interpretation of the Plan. All pronouns and similar references in the Plan shall be construed to be of such number and gender as the context requires or permits. If any provision of the Plan is determined to be unenforceable for any reason, then that provision shall be deemed to have been deleted or modified to the extent necessary to make it enforceable, and the remaining provisions of the Plan shall be affected.

11.5    All notices with respect to the Plan shall be in writing and shall be hand delivered or sent by certified mail or reputable overnight delivery service, expenses prepaid. Notices to the Company or the Committee shall be delivered or sent to SunGard’s headquarters to the attention of its General Counsel. Notices to any Participant or holder of shares of Common Stock issued pursuant to an Award shall be sufficient if delivered or sent to such person’s address as it appears in the regular records of the Company or SunGard’s transfer agent.

11.6    The Committee may agree at any time, upon request of a Participant, to defer the date on which any payment under an Award shall be made.

11.7    In any case that a Participant purchases Common Stock under an Award for a price at least equal to the par value of the Common Stock, the Committee may determine, in its sole discretion, that such price has been satisfied by past services rendered by the Participant.

11.8    For the purposes of the Plan and any Award granted hereunder, unless otherwise determined by the Committee, the term “fair market value” of Common Stock on or as of a specified date shall mean either (i) in the case of an Option not granted under a Performance Award, the last sale price (as defined below in this Section) for one share of Common Stock on the last trading day on or before the specified date, or, if the foregoing does not apply, the market value determined by the Committee; or (ii) in the case of an Option granted under a Performance Award, the average of the last sale prices during the first ten trading days beginning on or after the specified date, or the average of the last sale prices during such other period of time beginning on or after the specified date as is determined by the Committee, or, if the foregoing does not apply, the market value determined by the Committee. “Last sale price” means the last sale price reported on the New York Stock Exchange or on such other primary market system or stock exchange on which SunGard’s Common Stock is then listed or admitted to trading.

11.9    Shares may not be issued under the Plan, nor may Awards be granted under the Plan, at any time that to do so would cause SunGard to violate the requirements for listing on any securities exchange (e.g., Paragraph 312(b) of the New York Stock Exchange Listed Company Manual as in effect on June 4, 1999) on which SunGard’s securities are listed and with which SunGard wishes to comply.

THE UNDERSIGNED CERTIFIES THAT THIS PLAN WAS DULY APPROVED BY THE EQUITY SUBCOMMITTEE OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF SUNGARD DATA SYSTEMS INC., AND WAS DULY ADOPTED BY THE BOARD OF DIRECTORS OF SUNGARD DATA SYSTEMS INC., AT MEETINGS DULY HELD ON MARCH 1, 2002.

/s/ Lawrence A. Gross
LAWRENCE A. GROSS, SENIOR VICE PRESIDENT-LEGAL AND GENERAL COUNSEL OF SUNGARD DATA SYSTEMS INC.